Jan 15th 81

MC $25.00

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

ENERGY CORPORATION INTERNATIONAL

Pursuant to the provisions of Section 16-10-54 of the Utah Code Annotated, 1953, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

(a) The name of the Corporation prior to these amendments was ENERGY CORPORATION INTERNATIONAL;

(b) The following amendments to the Articles of Incorporation were adopted:

The Articles of Incorporation are amended as follows and restated in their entirety to read:

ARTICLE I

The name of the Corporation is GARB-OIL CORPORATION OF AMERICA.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is: to develop processes for and to process tires and other solid waste into recycled by-products, extract oil from tar sands; to manufacture, design, construct, own, use, buy, sell, lease, hire, and deal in and with articles and property of all kinds and to render services of all kinds; and to engage in any lawful act or activity for which the corporation may be organized under the Utah Business Corporation Act.

ARTICLE IV

The aggregate number of shares which the Corporation shall have authority to issue is fifteen million shares (15,000,000) of common stock having no par value. The outstanding shares are hereby split backward on the basis of two new shares for three old shares. All voting rights of the Corporation shall be exercised by the holders of the common stock, with each share of common stock being entitled to one vote. All shares of common stock shall have equal rights in the event of dissolution or final liquidation.

ARTICLE X

The number of directors which shall constitute the Board of Directors of the Corporation may vary from three to nine directors as prescribed by the bylaws. The number of directors constituting the Board of Directors until the next regular annual meeting of the shareholders or until their successors are elected and shall qualify is three and their names and addresses are:

NAME	ADDRESS
John C. Brewer	2529 Village Circle Salt Lake City, Utah
Abraham Markosian	5365 Cottonwood Lane Salt Lake City, Utah
Charles K. Laver	3397 South 3175 East Salt Lake City, Utah

(c) The shareholders of the Corporation adopted the amendments to the Articles of Incorporation on the 13th day of January, 1981;

(d) At the time of adoption of the amendments to the Articles of Incorporation, there were 1,925,000 shares outstanding, all of which were entitled to vote thereon. None of these shares was entitled to vote thereon as a class:

(e) The number of shares represented at the meeting was 1073500; and

(f) The shareholders of 1073500 shares voted in favor of the amendments to the Articles of Incorporation and the shareholders of -0- shares voted against the amendments to the Articles of Incorporation.

DATED this 13th day of January, 1981.

ENERGY CORPORATION INTERNATIONAL
GARB-OIL CORPORATION OF AMERICA

By: Jack J Brooks
President

By: Robert M Weber
Secretary

STATE OF UTAH)
: ss.
COUNTY OF Salt Lake)

I, Jack J. Brooks, being duly sworn on oath, depose and say: that I am President of ENERGY CORPORATION INTERNATIONAL, hereinafter named GARB-OIL CORPORATION OF AMERICA, that the foregoing Articles of Amendment to the Articles of Incorporation was signed on behalf of said corporation by authority of a resolution of its Board of Directors and upon vote of its shareholders; that I have read the Articles of Amendment to the Articles of Incorporation of such corporation and know the contents thereof, and that the same is true of my own knowledge, except as to matters therein alleged upon information and belief, and as to such matters, I believe them to be true.

DATED this 13th day of January, 1981.

Jack J Brooks

STATE OF UTAH)
: ss.
COUNTY OF Salt Lake)

On the 13th day of ~~August,~~ January 1981, personally appeared before me Jack J. Brooks and Robert M Weber, who, being by me duly sworn, declared that they are the persons who signed the within and foregoing Articles of Incorporation as President and Secretary, and that the statements contained therein are true.

James M Mansfield
NOTARY PUBLIC
Residing at: Salt Lake City, Utah

My Commission Expires:

June 11, 1984

garb-oil Corporation
(Subsidiary of Garbalizer Corporation of America)
10 Exchange Place Suite 507, Newhouse Office Bldg
Salt Lake City, Utah 84111 Phone (801) 359-7583

January 14, 1981

Utah Secretary of State
State Capitol Building
Salt Lake City, Utah 84114

Sirs:

As the President of Garb-Oil Corporation I hereby authorize Energy Corporation International to use the name Garb-Oil Corporation or any variations thereof.

Sincerely,

John C. Brewer
President

JCB/tc